UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  —)

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to § 240.14a-12

CNX RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO CNX RESOURCES CORPORATION’S PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 29, 2019 (“PROXY STATEMENT”)

On April 18, 2019, CNX Resources Corporation (“CNX” or the “Corporation”) filed its Proxy Statement with the Securities and Exchange Commission. The Corporation is filing this supplement to its Proxy Statement solely to correct an inadvertent arithmetic error in the amounts reflected in the “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” column of the “Outstanding Equity Awards at Fiscal Year-End – 2018” table on page 53 of the Proxy Statement. Using the closing market price per share of CNX common stock on December 31, 2018 ($11.42), the correct market values for the “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” column are as follows: Mr. DeIuliis - $7,360,750; Mr. Rush - $458,307; Mr. Johnson - $2,063,331; and Mr. Dugan – $1,965,553. All other information referenced in this table and in the corresponding footnotes to the table is correct.

This supplement should be read in conjunction with the Proxy Statement, and other than the revisions described above, this supplement does not modify any other information in the Proxy Statement. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

Dated: April 26, 2019